EXHIBIT 10.4

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Agreement”) is made as of the 11th day of August, 2006, by and between AMBERGLEN ASSOCIATES LLC, a Delaware limited liability company (“Landlord”), and CASCADE MICROTECH, INC., an Oregon corporation (“Tenant”).

Recitals.

A.            Tenant occupies certain premises in the AmberGlen Business Center located at 20475 N.W. Amberwood Drive, Suite 100, under a Lease Agreement dated July 31, 2000, between Amberjack, LTD. (“Amberjack”), predecessor in interest to Landlord, and Tenant, as amended by that certain Amendment No.1 to Lease (“Amendment No.1”) dated January 8, 2001, between Amberjack and Tenant (as amended, the “Lease”). Terms with initial capitals used in this Agreement, unless otherwise defined herein, shall have the meanings given them in the Lease.

B.            Landlord currently holds Two Hundred Thousand and no/l00 Dollars ($200,000.00) as a security deposit (the “Existing Security Deposit”) in connection with that certain Lease Agreement dated August 20, 1997, between Amberjack and Tenant for the first and second floors of 2430 N.W. 206th Avenue (as amended, the “2430 Lease”), and that certain Office/Flex Lease dated August 20, 1997, between Amberjack and Tenant for Suite 200 at 2345 NW Amberbrook Drive (as amended, the “2435 Lease”).

C.            Tenant and Landlord desire to amend the Lease subject to the terms and conditions set forth in this Agreement.

Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree:

1.             Term.  The Lease Term set forth in Section 1.13 and Section 1.14 of the Lease is hereby extended for an additional one hundred seven (107) months (the “Extended Term”) commencing on February 1, 2007 (the “Extended Term Commencement Date”), and ending on December 31, 2015. From and after the Extended Term Commencement Date, references in the Lease to the “Term”, the “Lease Term” or variations thereof shall include the Extended Term.

2.             Rent.  Effective June 1, 2006, until the expiration of the current Lease Term, which is January 31, 2007, the Monthly Base Rent set forth in Section 4 of Amendment No. 1 shall be amended to equal $17,195.20. Effective on the Extended Term Commencement Date, the Monthly Base Rent set forth in Section 1.15 of the Lease is hereby amended to add the following table for the Extended Term:

Period	Per Sq. Ft. per month	Monthly	Annually
2/1/07-7/31/08	$1.10	$17,195.20	$206,342.40
8/1/08-7/31/09	$1.16	$18,133.12	$217,597.44
8/1/09- 7/31/10	$1.19	$18,602.08	$223,224.96
8/1/10- 7/31/11	$1.23	$19,227.36	$230,728.32
8/1/11- 7/31/12	$1.27	$19,852.64	$238,231.68
8/1/12-7/31/13	$1.31	$20,477.92	$245,735.04
8/1/13- 7/31/14	$1.35	$21,103.20	$253,238.40
8/1/14-7/31/15	$1.39	$21,728.48	$260,741.76
8/1/15- 12/31/15	$1.43	$22,353.76	$268,245.12

3.             Rent Abatement. In consideration of Tenant entering into this Agreement, Tenant shall pay no Monthly Base Rent under the Lease for the months of September through December, 2006, and the months of January through May, 2007.

4.             Premises Improvements. In connection with the extension of the Term as herein provided, upon execution of this Agreement, Landlord shall construct the Tenant Improvements described in and in accordance with the provisions of the Work Letter attached as Exhibit A (the “Tenant Improvements”). Landlord shall afford Tenant an allowance for the Tenant Improvements in the amount of $203,216, as more particularly provided in Exhibit A.

5.             Right of First Offer.

5.1           Tenant shall have the right to lease additional space located in 20475 NW Amberwood Drive, 2345 NW Amberwood Drive and 2430 NW 206th Avenue on the terms and conditions of this Section 5 (“First Offer”).

5.2           Tenant’s right of First Offer shall only apply during periods when the named Tenant (but not any assignee or subtenant) is in occupancy of the Premises.

5.3           Subject to the terms of this Section 5, should any of the space specified in Section 5.1 become Available for Lease (the “Offer Space”), Landlord shall not, during the term of this Lease, lease such Offer Space to another tenant without first offering Tenant the right to lease that Offer Space as provided below; provided, that Tenant’s right of First Offer shall expire and terminate December 31, 2012, and Landlord shall be entitled to lease space that first becomes Available for Lease after such date free of any obligation under this Section 6.  Office space shall be deemed “Available for Lease” when the space is vacant and unleased, provided that space shall not be deemed Available for Lease under any of the following circumstances:

(a) space that is re-leased by the current tenant of the space by renewal or new lease; (b) space that is leased pursuant to an expansion right of another tenant, or

(b) space that becomes vacant after Landlord terminates the lease for the space pursuant to a recapture clause, if Landlord then enters into a direct lease with that tenant’s prospective assignee or subtenant, or

(c) Space that is not leased to a tenant as of the date of this Lease (until that space is leased, and then subsequently becomes available).

5.4           To the extent required under this Section 5, Landlord shall not enter into a lease for any Offer Space unless and until Landlord has first notified Tenant in writing of the specific terms upon which Tenant may lease the Offer Space (the “Offer”), including Base Rent (the “Offered Rent”) and the other terms covered in the summary of Basic Lease Terms. The Basic Lease Terms shall stipulate a coterminous lease term for the Offer Space, unless other wise agreed to by Tenant. Except as provided in the Offer, Landlord shall have no obligation to improve or provide an improvement allowance for the Offer Space, and Tenant shall accept the same in its then “As Is” condition. In no event shall the Offered Rent exceed the then fair market rental value of the Offer Space as determined by Landlord in Landlord’s reasonable discretion taking into account tenant improvements and concession provided, if any.

5.5           Tenant shall have seven (7) days after its receipt of Landlord’s notice to exercise its right to lease on terms acceptable to Landlord and Tenant. If Tenant elects to lease the Offer Space, Landlord and Tenant shall execute an amendment to this Lease, adding the Offer Space to the Premises and otherwise incorporating the Offer Space terms, within seven (7) days after acceptance of the proposal by Tenant, or as soon thereafter as reasonably possible. If Tenant does not elect to accept such offer within said initial seven (7) day period, or fails to enter into a Lease amendment within said subsequent seven (7) day period, then Landlord may thereafter offer and/or lease the Offer Space to a third party, free of any rights of Tenant therein.

5.6           At Landlord’s request, Tenant shall, from time to time, based on Tenant’s reasonable projected space planning needs, reasonably cooperate with Landlord to identify particular classes of leases (for example, leases not exceeding a stated term or of not less than a stated amount of space) which shall be exempt from the First Offer.

5.7           The First Offer granted herein may only be exercised if Tenant is not in default hereunder. In the event this Lease is terminated for any reason, the rights granted to Tenant in this Section shall also terminate at the same time. In the event Tenant exercises the First Offer as provided herein and subsequently becomes in default prior to taking occupancy of the First Offer Space, Landlord may elect, by written notice to Tenant, to terminate Tenant’s prior exercise of its First Offer, in which event Tenant shall have no rights with respect to the First Offer Space. This First Offer is personal to the Tenant named herein and may only be exercised in the event the Tenant named herein are in actual occupancy of the entire Premises at the time the expansion notice is given.

6.             Energy Savings.  In connection with Tenant’s installation of solar or other energy efficient improvements to the Premises in accordance with Exhibit A, Tenant shall be solely entitled to any cost savings, including tax credits or other incentives, benefiting the Premises.

7.             Hazardous Substances.  Section 3.2 of the Lease is hereby amended to add the following provision thereto: Tenant shall immediately notify Landlord should Tenant (a) become aware of the existence of any Hazardous Substance on the Premises or the Project which is prohibited by the Lease or by Environmental Law, (b) receive any notice of, or become aware of, any actual or alleged violation with respect to the Premises or Project of any Environmental Law, or (c) become aware of any lien or action with respect to any of the foregoing. Tenant shall deliver to Landlord, promptly upon receipt, (i) copies of any documents received from the United States Environmental Protection Agency (‘EPA’) and/or any state, county, or municipal environmental or health agency concerning Tenant’s ownership, use, or operations upon or in connection with the Premises; and (ii) copies of any documents submitted by Tenant to the EPA and/or any state, county, or municipal environmental or health agency concerning the Premises.

8.             Mailing Addresses.             The mailing addresses for Landlord and Tenant set forth in Section 1.3 and 1.4 of the Lease are hereby amended to be as follows:

Landlord:	The Praedium Group LLC
825 Third Avenue, 36th Floor
New York, NY 10022
Attn: Asset Manager

With a copy to:	ScanlanKemperBard Companies, LLC
2600 Pacwest Center
1211 SW Fifth Avenue
Portland, OR 97204
Attn: Asset Manager

With a copy to:	Parisi & Parisi, P .C.
Suite 400, North Pacific Plaza
1675 SW Marlow Avenue
Portland, OR 97225
Attn: Robin B. Parisi, Esq.

Tenant:	Steve Sipowicz
CFO/ VP Finance
Cascade Microtech Inc.
2430 NW 206th
Beaverton, OR 97006

9.             ERISA and UBTI Restrictions.          Notwithstanding anything to the contrary contained in the Lease, including, without limitation, Article 10 thereof, no assignment or subletting by Tenant, nor any other transfer or vesting of Tenant’s interest thereunder (whether by merger, operation of law or otherwise), shall be permitted if anyone or more of the following conditions are satisfied:

(i)            Landlord, or any person designated by Landlord as having an interest therein, directly or indirectly, controls, is controlled by, or is under common control with (i) the proposed assignee, sub-lessee or successor in interest of Tenant or (ii) any person which, directly or indirectly, controls, is controlled by or is under common control with, the proposed assignee, sublessee or successor-in-interest of Tenant:

(ii)           The proposed assignment or sublease provides for or results in a rental or other payment for the leasing, use, occupancy or utilization of all or any portion of the Leased Premises based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales; or

(iii)          In the opinion of Landlord or Landlord’s legal counsel, such proposed assignment, subletting or other transfer or vesting of Tenant’s interest hereunder (whether by merger, operation at law or otherwise) will (i) cause a violation of the Employee Retirement Income Security Act of 1974 by Landlord, or by any person which, directly or indirectly, controls, is controlled by, or is under common control with, Landlord or any person who controls Landlord, or (ii) result or may in the future result in Landlord, or any person which, directly or indirectly, has an interest in Landlord, receiving “unrelated business taxable income” (as defined in the Internal Revenue Code).

10.           Security Deposit.  Contemporaneously with Tenant’s execution and delivery of this Agreement, Thirty Thousand and no/l00 Dollars ($30,000.00) of the Existing Security Deposit shall be allocated as the deposit for the Premises only, such amount to be held by Landlord during the Lease Term as security for Tenant’s performance of its obligations under the Lease. If Tenant fails to make any payment when due under the Lease, or otherwise defaults with respect to any provision of the Lease, Landlord may use, apply or retain all or any portion of said deposit for the payment of such obligation or default, or for the payment of any other sum to which Landlord may be become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage that Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall, within ten (10) days after written demand therefore from Landlord, deposit cash with Landlord in an amount sufficient to restore said deposit to the full amount stated in this Section 10, and Tenant’s failure to do so shall constitute an Event of Default under the Lease. If Tenant performs all of Tenant’s obligations hereunder, Landlord shall return said deposit (or so much thereof as has not theretofore been applied by Landlord as permitted under this Section 10) within sixty (60) days following the date of expiration of the Lease Tern or the date on which Tenant has vacated the Premises. Landlord shall not be required to keep said security deposit separate from its general funds, and Tenant shall not be entitled to interest on said deposit. Landlord shall be entitled to deliver the funds constituting the deposit hereunder to any purchaser of Landlord’s interest in the Premises, whether by sale, foreclosure, deed in lieu of foreclosure, or otherwise, and upon such delivery, Landlord shall be discharged from any further liability with respect to said deposit.

11.           Ratification.           Except as amended hereby, the Lease is ratified and confirmed in all respects and this document supersedes prior written or oral agreements including those described in the Letter of Intent executed by Tenant and Landlord

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

AMBERGLEN ASSOCIATES LLC
a Delaware limited liability company

By:	SCANLANKEMPERBARD COMPANIES, LLC,
an Oregon limited liability company, its manager

By:	/s/ N. Thomson Bard, Jr.
Name:	N. Thomson Bard, Jr.
Title:	Principal, Executive Vice President Asset Management and Chief Compliance Officer

“Landlord”

CASCADE MICROTECH INC., an Oregon corporation

By:	/s/ Steven Sipowicz
Name:	Steven Sipowicz
Title:	Chief Financial Officer

“Tenant”